Exhibit 99.1

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Alex Alias
alalias@avaya.com

Avaya Appoints Jacqueline Yeaney to its Board Of Directors
Santa Clara, CA – March 18, 2019 – Avaya Holdings Corp. (NYSE: AVYA), a global leader in solutions to enhance and simplify communications and collaboration, today announced the appointment of Jacqueline E. Yeaney as an independent member to its Board of Directors. Her appointment will be effective as of March 18, 2019 and with this addition, Avaya will have seven directors in total, including six independent directors.
“Jackie Yeaney is a strong addition to our Board of Directors, and we are very pleased to welcome her,” said Bill Watkins, Chairman of the Board of Avaya. “She is a veteran executive who brings tremendous experience and leadership skills, including in strategy, marketing and transformation in the Cloud and software industries, in addition to unique insights and perspective as we continue the company’s transformation and focus on growth.”
Ms. Yeaney serves as the Senior Vice President and Chief Marketing Officer of Ellucian, a privately-held provider of software and services for higher education management, a position she has held since January 2017. She served as the Executive Vice President, Strategy and Marketing of Red Hat, Inc., a publicly-traded provider of open source software solutions, from 2011 to 2016 after serving as a consultant to Red Hat from 2010 to 2011. Previously, she served as the chief marketing officer at Premiere Global Services, Inc., EarthLink, Inc. and HomeBanc Mortgage Corporation. Ms. Yeaney served as a Non-Executive Director at Promethean World Limited from 2014 to 2015. Ms. Yeaney was also a Captain in the U.S. Air Force where she held the highest-level security clearance.
About Avaya
Businesses are built on the experiences they provide, and every day millions of those experiences are built by Avaya (NYSE:AVYA). For over one hundred years, we’ve enabled organizations around the globe to win – by creating intelligent communications experiences for customers and employees. Avaya builds open, converged and innovative solutions to enhance and simplify communications and collaboration – in the cloud, on-premise or a hybrid of both. To grow your business, we’re committed to innovation, partnership, and a relentless focus on what’s next.

Source: Avaya Newsroom

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